Exhibit 10.26

[Advance Biofactures Corporation Letterhead]

April 1, 2019

Dr. Ronald E. Law

Re: Second Amendment to Offer Letter

Dear Ron:

This letter further amends your employment offer letter from Advance Biofactures Corporation (“ABC”) dated November 15, 2018 (the “Offer Letter”), as amended by the letter dated March 4, 2019 in only the following four respects:

1. Effective April 1, 2019, your title shall be Principal Executive Officer on an interim basis.

2. Commencing April 1, 2019, your twice monthly compensation has increased, to $15,625.00, which equates to an annual salary of $375,000.00.

3. If ABC terminates your employment without Cause (other than due to your death or inability to perform the essential functions of your job with any accommodation required by law), you shall be entitled to receive as severance (subject to Section 4(b) below), a lump sum payment in the amount of Ninety-Three Thousand Seven Hundred Fifty and 00/100 Dollars ($93,750.00).  Payment of such amount shall be made within thirty (30) days after the separation agreement referred to in Section 4(b) below becomes irrevocable.

(a)          Definitions.  For purposes of this Agreement:

(i)          “Cause” means a finding by ABC that you (i) have materially failed to perform your duties as Principal Executive Officer, which failure has not been remedied by you within thirty (30) days after written notice has been provided to your of such material failure, (ii) have engaged in disloyalty to ABC, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) have disclosed trade secrets or confidential information of ABC to persons not entitled to receive such information, (iv) have breached any written non-competition or non-solicitation agreement between you and ABC, or (v) have engaged in such other behavior detrimental to the interests of ABC as ABC determines.

(b)          Release of Claims.  As a condition of receiving any severance for which you otherwise qualify under this Section 4, you agree to execute, deliver and not revoke, within 60 days following the date of termination of your employment, a separation agreement containing a general release of ABC, its affiliates, and their respective employees, officers, directors, owners and members from any and all claims, obligations and liabilities of any kind whatsoever, including, without limitation, those arising from or in connection with your employment by ABC (including, without limitation, civil rights claims), in such form as is requested by the Company, such separation agreement to be delivered, and to have become fully irrevocable, on or before the end of such 60-day period.  If such a separation agreement described in the immediately preceding sentence has not been executed and delivered and become irrevocable on or before the end of such 60-day period, no amounts or benefits under this Section 4 shall be or become payable.

In all other respects, the offer letter remains unchanged.

To indicate your agreement to this Second Amendment to the Offer Letter please sign and date this letter in the space provide below and return it to me.  A duplicate original is enclosed for your convenience.

Sincerely,

/s/ Jenn Chao
Jenn Chao
Chair of the Compensation Committee

I understand and agree to the foregoing amendment.

/s/ Ronald E. Law
Dr. Ronald E. Law

April 1, 2019
Date